Exhibit 10.13

185 Berry Street

Suite 5000

San Francisco, CA 94107

March 13, 2019

Re: AMENDMENT TO THE EMPLOYMENT AGREEMENT

Dear Jon McNeill:

This letter agreement (the “Amendment Agreement”) is entered into between Jon McNeill (“you”) and Lyft, Inc., a Delaware corporation (the “Company”). This Amendment Agreement is effective as of the date of your signature, as indicated below. This Amendment Agreement amends only the terms and conditions of your employment with the Company listed specifically below. For the avoidance of any doubt, all terms and conditions of your employment with the Company not specifically mentioned in this Amendment Agreement will remain as agreed upon in the Employment Agreement (your “Employment Agreement”) (attached hereto as Attachment A).

1. Cash and Incentive Compensation.

(a) Base Salary. As of the date you sign the Amendment Agreement, the Company shall pay you as compensation for your Employment a base salary at a gross annual rate of $450,000. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary shall continue to be payable in accordance with the Company’s standard payroll procedures. The annual base salary specified in this subsection, together with any modifications is referred to in this Agreement as “Base Salary.”

(b) Incentive Bonus. You agree that, in exchange for good consideration as outlined in Section 1(c) in the Amendment Agreement below, you will no longer be eligible to be considered for the annual Incentive Bonus as outlined in Section 2(b) in the Employment Agreement.

(c) Equity Compensation. The Company’s Board of Directors (the “Board”) has approved a grant to you of restricted stock units (“RSUs”) covering 46,463 shares of the Company’s Class A Common Stock, effective as of the business day immediately prior to the effective date of the registration statement on Form S-1 filed in connection with the Company’s initial public offering (the “Registration Date”) and subject to your continuous service through the date. Subject to Section 2(d) through (f) of this Employment Agreement (as amended by this Amendment Agreement), one-sixteenth (1/16th) of the total number of RSUs shall vest on May 20, 2019 and 1/16th of the total number of RSUs shall vest on each quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) thereafter, subject to your continuous service; provided, however, that no RSU shall vest until the earlier of the date of a “change in control” or the Registration Date (a “Liquidity Event”) and the RSUs will not vest in the event your continuous service terminates before a Liquidity Event, all as provided in the Company’s 2018 Equity Incentive Plan, as amended and restated and the form of RSU agreement approved by the Board (together with the plan, the “Equity Agreements”). No right to any stock is earned or accrued until such time that vesting of the RSU occurs, nor does the grant confer any right to continued vesting or employment or right to any future grants of equity from the Company. You should consult with your own financial advisor concerning the tax and investment risks associated with receiving and accepting an award of RSUs. For the avoidance of doubt, all other terms of any equity awards granted to you by the Company will remain in effect.

2. Clarifications to Sections 2(e) and (f) of the Employment Agreement.

(a) Any reference to “combination transaction” under Section 2(e) or Section 2(f) of the Employment Agreement shall be amended to read: ““combination transaction” (as such term is defined in the Stock Plan) or “change in control” (as such term is defined in the Company equity plan under which the applicable equity compensation award is granted)”.

(b) The reference to “Section 17.1 of the Stock Plan” under Section 2(f) of the Employment Agreement shall be amended to read: ““Section 17.1 of the Stock Plan or the section under the applicable Company equity plan providing for treatment on a merger or “change in control,” as applicable”.

3. Employment at Will. Nothing in this Amendment Agreement should be interpreted as changing or modifying the “at will” nature of your employment with the Company. Any contrary representations that may have been made to you, if any, shall be superseded by this Amendment Agreement.

To accept this Amendment Agreement, please sign in the space indicated and return it to the Company.

Very truly yours,

LYFT, INC.

By:	/s/ Logan Green
Name:	Logan Green
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jon McNeill

Jon McNeill

Mar 14, 2019
Date

Attachment A: Employment Agreement

ATTACHMENT A

EMPLOYMENT AGREEMENT

(See Attached)

185 Berry Street

Suite 5000

San Francisco, CA 94107

January 18, 2018

Re: EMPLOYMENT AGREEMENT

Dear Jon McNeill:

On behalf of Lyft, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Operating Officer at the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Operating Officer. You will report to the Company’s Chief Executive Officer. You will be working out of the Company’s office in San Francisco, CA. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position and as otherwise may be lawfully assigned or delegated to you by the Company’s Chief Executive Officer.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, you agree that you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding the foregoing, it is expressly understood that you currently serve as a member of the board of directors of Lululemon Athletica Inc., TrueMotion and Brigham and Women’s Hospital and may continue to do so during your Employment for so long as such activities do not create a conflict of interest with or impede your other employment obligations to the Company and are further subject to paragraph (c) below. You shall comply with the Company’s policies and rules, including those policies located in the Company’s Team Member Handbook (and applicable State Supplement) and in the Company’s Code of Business Conduct, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence full-time Employment as soon as reasonably practicable and in no event later than February 12, 2018.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $500,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection, together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”

(b) Incentive Bonus. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your Employment based upon the achievement of certain objective or subjective criteria established by the Company. The target amount for any such annual incentive bonus will be up to $500,000. The determinations of the Company with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable.

(c) Restricted Stock Units. Subject to the approval by the Board, the Company shall grant you restricted stock units covering the Quantity of shares of the Company’s Common Stock (the “RSUs”). The “Quantity” shall equal the quotient of $32,000,000 divided by the fair market value per share of the Company’s Common Stock (as approved by the Board) as of the Commencement Date, rounded to the nearest whole share. One-sixteenth (1/16th) of the total number of RSUs shall vest on May 20, 2018 and, thereafter, 1/16th of the total number of RSUs shall vest on each quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) over the next 45 months of your continuous service; provided, however, that no RSU shall fully vest until the earlier of the date of a “change in control” or the date of the initial public offering of the Company’s securities (a “Liquidity Event”) and the RSUs may not fully vest in the event your continuous service terminates under certain circumstances before a Liquidity Event as provided in the Company’s 2008 Equity Incentive Plan (as may be amended by the Board, the “Stock Plan”) and the form of RSU agreement approved by the Board (the “Equity Agreements”). The RSUs and their associated settlement shall be further subject to the terms and conditions of the Equity Agreements. No right to any stock is earned or accrued until such time that full vesting occurs, nor does the grant confer any right to continued vesting or employment. You should consult with your own financial advisor concerning the tax and investment risks associated with receiving and accepting an award of RSUs.

(d) Severance. If you are Involuntarily Terminated by the Company at any time during the first twenty-four (24) months of your continuous service, then any equity compensation award (including shares subject to the RSUs) that is held by you at the time of your service termination shall become vested with respect to the Time Based Vesting requirement as of immediately prior to the effective date of termination of your Employment for that number shares underlying that award that would have become vested had you remained continuously employed by the Company or its successor for an additional twelve (12) months; provided, however, that no restricted stock units shall fully vest unless the Liquidity Event Vesting requirement has also been met and provided further that the Liquidity Event occurs before the expiration date for the RSUs or any other award of restricted stock units, as applicable. In order to receive any of the foregoing benefits, you must sign a general release of all claims that will be provided to you by the Company and the release must be returned to the Company and become irrevocable on or before the 60th day after termination of your Employment. Assuming you have satisfied the preceding sentence, the foregoing benefits will be provided on the 61st day after termination of employment, subject to section 7 and the other provisions of this Agreement.

(e) Double-Trigger Acceleration. If you are Involuntarily Terminated by the Company or a successor corporation in connection with or within twelve (12) months following the consummation of a “combination transaction” (as such term is defined in the Stock Plan), then (i) any equity compensation award (including shares subject to the RSUs) assumed or substituted by the successor corporation that is held by you at the time of your service termination shall accelerate such that all shares underlying such award shall become fully vested with respect to the Time Based Vesting requirement as of immediately prior to the effective date of termination of your Employment, and provided, however, that no restricted stock units shall fully vest unless the Liquidity Event Vesting requirement has also been met and provided further that the Liquidity Event occurs before the expiration date for the RSUs or any other award of restricted stock units, as applicable.

(i) “Involuntarily Terminated” shall mean if (1) the Company (or a successor, if appropriate) terminates your service as an employee or a consultant without Cause (as defined below) other than for death or Disability (as defined in the Equity Agreements), or (2) you resign within sixty (60) days after the notice and cure period lapses after one of the following events: (A) a material reduction in your job position at the Company or a successor company (which shall include any requirement that you report to any person(s) other than the Company’s Chief Executive Officer), title, responsibilities or duties; (B) without your prior written consent, the Company requires you to relocate to a facility or location (i) more than fifty (50) miles away from the location at which you were working immediately prior to the required relocation or (ii) more than twenty-five (25) miles away if less than 25% of the Company’s then-current employees are also relocated to such facility or location; (C) a reduction of more than ten percent (10%) in your then-current base salary (other than as part of an across-the-board, proportional salary reduction applicable to all employees of a commensurate level) or (D) the material breach by the Company (or a successor, if appropriate)

of any of its obligations under any material written agreement or covenant with you. Before resigning under clause (2), you must first provide written notice to the Company of the acts or omissions constituting the grounds for resignation under clause (2) within ninety (90) days of the initial existence of such event(s) and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(ii) For purposes of the preceding paragraph only, “Cause” means your: (1) willful failure to perform your duties and responsibilities to the Company (or a successor, if appropriate); (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct; (3) material unauthorized use or disclosure of any proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company (or a successor, if appropriate); or (4) material breach of any of your obligations under any material written agreement or covenant with the Company (or a successor, if appropriate).

(f) Acceleration if not Assumed. If, in connection with a combination transaction (as such term is defined in the Stock Plan), any equity compensation award (including shares subject to the RSUs) that is held by you immediately before such combination transaction is not assumed, converted, replaced or substituted by the successor corporation in accordance with Section 17.1 of the Stock Plan, such award shall accelerate so that all shares underlying such award shall become fully vested with respect to the Time Based Vesting requirement as of immediately prior to the effective date of the combination transaction, and provided, however, that no restricted stock units shall fully vest unless the Liquidity Event Vesting requirement has also been met and provided further that the Liquidity Event occurs before the expiration date for the RSUs or any other award of restricted stock units, as applicable.

(g) PTO and Employee Benefits. Exempt team members at Lyft are provided with unlimited Paid Time Off (“PTO”). This means the Company will not track the amount of time you take off, and you can take as much time as you need, subject to managerial approval, as long as doing so does not interfere with your work. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plans. Benefits will be available on your Start Date, and include health, dental and vision insurance. The Company also provides a commute benefit, but please note that, unlike your health, dental, and vision benefits, all or a portion of your commute benefit may not begin until a month or more after your Start Date.

3. Business Expenses/Attorneys’ Fees. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company will reimburse you for your reasonable attorneys’ fees and costs incurred by you in connection with the review and negotiation of this agreement, in an amount not to exceed $5,000.

4. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

5. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Invention Assignment and Confidentiality Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

(c) Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

6. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Section 409A.

(a) General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code. Notwithstanding anything to the contrary contained herein, under no circumstances shall the Company be required to pay or reimburse you for taxes or other costs incurred or otherwise triggered under Section 409A of the Code.

(b) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the date on which you have a “separation from service”), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this Agreement during the six-month period immediately following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following his separation from service (the “Delayed

Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A of the Code. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death

8. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State in which you work/last worked without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement and Arbitration Agreement, on or before January 19, 2018. The Company requests that you begin work in this new position on or before February 12, 2018. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).

Very truly yours,

LYFT, INC.

By:	/s/ Logan Green
Name:	Logan Green
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jon McNeill

Jon McNeill

Date

Anticipated Start Date: February 12, 2018

Attachment A: Employee Invention Assignment and Confidentiality Agreement

Attachment B: Arbitration Agreement

ATTACHMENT A

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

(See Attached)

2

ATTACHMENT B

ARBITRATION AGREEMENT

(See Attached)